Exhibit 10.1

ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum supplements and replaces certain terms to the Employment Agreement between TSR, Inc., a Delaware corporation (the “Company”) and Thomas C. Salerno (“Employee”), made and entered into as of November 2, 2020 (the “Agreement”). Employee and the Company hereby agree to the modifications herein. Unless stated otherwise, the modifications shall be effective November 3, 2023. Any provision of the Agreement shall remain in full force and effect unless specifically modified by this Addendum.

1. Term of Employment. Except for earlier termination as provided in Section 4 of the Agreement, the term of employment under the Agreement will renew on November 3, 2023, (“Effective Date”) and will continue thereafter until November 3, 2026 (“Term of Employment”).

3. Compensation and Other Remuneration. In exchange for services rendered by Employee under the terms of the Agreement, the Company shall provide the following:

3.1 Base Salary. During Employee’s Term of Employment, the Company will pay to Employee a base salary at the rate of not less than $395,000.00 per annum as may be adjusted at the discretion of the Board from time to time (the “Base Salary”).

3.2 Annual Bonus Program. In addition to the Base Salary, Employee shall be eligible to participate in the Company’s discretionary annual bonus program (“Annual Bonus”) with a total bonus potential of up to 45% of Employee’s Base Salary for each fiscal year during the Term of Employment (the “Target Bonus Amount”) based upon performance metrics agreed upon by Company and Employee. Employee must be employed on date of payment to be eligible or have earned any Target Bonus Amount.

By signing below, Employee acknowledges that Employee has read this Addendum or it has been read to Employee; Employee understands and voluntarily accepts the terms and conditions set out within it, and that this Addendum, together with the Agreement, establish the terms and conditions of Employee’s employment with the Company, and supersedes any other agreements, verbal or written, on this subject matter.

CONFIRMED AND AGREED:

TSR, Inc.

By:	/s/ Bradley M. Tirpak	By:	/s/ Thomas C Salerno
	Bradley M. Tirpak		Thomas C. Salerno
Title: Chairman of the Board